                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of FLIR Systems, Inc. on Form S-3 of our report dated October 14, 1997, except as to the information presented in Note 13 for which the date is November 10, 1997, on our audits of the combined financial statements of AGEMA Infrared Systems, as described in Note 1 to the financial statements, as of December 31, 1995 and 1996, and for the three years in the period ended December 31, 1996, appearing in the Proxy Statement dated November 10, 1997 filed on November 12, 1997 with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."

Ohrlings Coopers & Lybrand AB

/s/ Kerstin Moberg

Kerstin Moberg

Stockholm, Sweden
May 28, 1998